Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.25

POWER OF ATTORNEY TO VOTE

On this date, 3 July 2017, [***], a private individual, citizen of the Republic of Indonesia and holder of citizen identification card (kartu tanda penduduk, KTP) ) No. [***], having his address at [***], Indonesia (“Appointor”), acting in its capacity as a shareholder of PT Teknologi Pengangkutan Indonesia, a company having its domicile in North Jakarta and registered address at Wisma Sejahtera Unit 101B, Jl. Let. Jend. S. Parman Kav. 75, Slipi, Palmerah, Jakarta Barat, Republik Indonesia (“Company”), first declare:

A.

By a Loan Agreement dated __________________ 2017 (as amended, modified and supplemented from time to time, the “Loan Agreement”) made between, the Appointor as borrower and GRAB INC as creditor (“Creditor”); the Creditor has agreed to make available to the Appointor a loan facility in the principal amount of or Rp. 67,947,300,000 (sixty seven billion nine hundred forty seven million three hundred thousand Rupiah) (“Loan”) subject to the terms and conditions set out in the Loan Agreement.

B.

The Appointor is the registered holder of 67,947,300 (sixty seven million nine hundred forty seven thousand three hundred) shares in the Company each having a nominal value of Rp.1,000 (One Thousand Rupiah) (collectively, the “Shares”).

C.

In accordance with a Pledge of Shares Agreement dated 3 July 2017 (“Pledge Agreement”) between the Appointor, as pledgor and the Creditor as pledgee, the Appointor has pledged the Shares in the Company in favour of the Creditor.

D.	It is a requirement under the Pledge Agreement that the Appointor enters into this Power of Attorney.

NOW THEREFORE, the Appointor declares that it irrevocably appoints and authorizes each of the person(s) listed in the Appendix A, with full right of substitution and delegation, to be the Appointor’s lawful attorney (“Attorney”)

ESPECIALLY

To act for and on behalf of the Appointor to send and receive notice of and attend annual general meetings of shareholders of the Company and extraordinary general meetings of shareholders of the Company (collectively, the “Meetings”), to request the convening of such Meetings, to cast votes and submit any proposals at Meetings, to approve or reject proposals submitted to Meetings, and to exercise any and all other rights as a shareholder of the Company pursuant to the Articles of Association of the Company and the laws and regulations of the Republic of Indonesia.

The Appointor ratifies any and all acts carried out under or pursuant to this Power of Attorney by the Attorney or their substitute, within the limits of such power, including the legal consequences arising from such acts, on the understanding that in carrying out such acts, the Attorney or their substitute shall act in accordance with the Articles of Association of the Company and laws and regulations of the Republic of Indonesia.

For the purpose referred to above, the Attorney is authorised at any time and from time to time to appear before the competent authorities, any notary, or other person to prepare, sign and deliver all letters, agreements, deeds, deeds of transfer, instructions, requests, applications, reports, forms and all other documents whatsoever, in connection with the powers referred to above, to give all information, and to do and carry out all other actions or deeds whatsoever which in the opinion of the Attorney in its sole discretion are required or necessary concerning or in connection with the powers referred to above. All duties, registration fees, taxes, notarial fees, registration fees, legal fees and disbursements, and all other expenses and stamp duties payable in connection with any action taken by the Attorney under this paragraph will be for the account of the Appointor and will be reimbursed out of the sale proceeds.

The Appointor irrevocably waives any and all claims it may have against the Attorney (or any of its agents or representatives) arising out of or in connection with the existence or exercise of this Power of Attorney. Provided that nothing in this Power of Attorney (including this paragraph) will exempt the Attorney, its agents or representatives from any liability which would attach to any of them in respect of any fraud of which any of them may be guilty in connection with the exercise of this Power of Attorney.

The rights, powers, authorisations and remedies granted to the Attorney by this Power of Attorney are cumulative and not exclusive of any other rights, powers or remedies which the Attorney may have under law or any other agreements.

The Appointor will from time to time defend, indemnify and save harmless each Attorney against and from any claim, cause of action, damage, liability or expense (including legal and other fees and disbursements) which the Attorney may incur in any manner arising out of or in connection with the existence or use of this Power of Attorney or the rights, powers, authorities and discretions conferred on the Attorney under this Power of Attorney or any deed or other document entered into in the exercise of any such rights, powers, authorities and discretions (save those arising as a result of the fraud of the Attorney or its agents or representatives).

All terms used in this Power of Attorney and which are defined or construed in the Pledge Agreement but are not defined or construed under this Power of Attorney will (unless the context requires otherwise) have the meaning assigned to them in the Pledge Agreement.

A reference to “this Power of Attorney” is to this Power of Attorney to Vote.

This Power of Attorney is irrevocable and shall not terminate for any of the reasons stipulated in Articles 1813, 1814 and 1816 of the Indonesian Civil Code and for any other reasons.

THIS POWER OF ATTORNEY is duly executed and granted on the date specified above.

[***] Duty stamp Rp. 6.000,-

By	/s/ [***]

APPENDIX A

No.	Name	Nationality	KTP/Passport No.
1.
2.
3.
4.
5.